UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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                REX ENERGY CORPORATION

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Rex Energy Corporation

476 Rolling Ridge Drive, Suite 300

State College, Pennsylvania 16801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 12, 2011

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders of Rex Energy Corporation (the “Company”) will be held on May 12, 2011 at The Pittsburgh Marriott City Center, 112 Washington Place, Pittsburgh, Pennsylvania 15219 at 11:00 a.m., local time (the “Annual Meeting”). The Annual Meeting will be held for the following purposes:

1.	To elect six directors nominated by the Company’s Board of Directors to serve until the 2012 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

2.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To consider a non-binding “say on pay” vote regarding the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement;

4.	To consider a non-binding “say on frequency” vote regarding the frequency of the non-binding vote on the Company’s executive compensation (once every year, every two years or every three years); and

5.	The transaction of any other business as may properly come before the Annual Meeting.

Enclosed with this Notice is a Proxy Statement, proxy card and business reply postage-paid envelope. The accompanying Proxy Statement contains information regarding the matters that you will be asked to consider and vote on at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 12, 2011. The Proxy Statement and 2010 Annual Report to Stockholders are available at http://www.edocumentview.com/REXX2011.

The Board of Directors has fixed the close of business on March 23, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any reconvened meeting after any adjournment or postponement of the meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, if you are unable to attend in person and wish to have your shares voted, YOU MAY VOTE BY TELEPHONE, THE INTERNET OR BY COMPLETING, SIGNING, DATING AND MAILING THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE.

By Order of the Board of Directors,

Susan E. Melbourne

Assistant Secretary

State College, Pennsylvania

April 8, 2011

REX ENERGY CORPORATION

476 Rolling Ridge Drive, Suite 300

State College, Pennsylvania 16801

PROXY STATEMENT

Annual Meeting of Stockholders

We are furnishing this Proxy Statement to you on behalf of the Board of Directors (the “Board”) of Rex Energy Corporation, a Delaware corporation (the “Company”), to solicit proxies for use at our 2011 Annual Meeting of Stockholders (the “Annual Meeting”) or any reconvened meeting after any adjournment or postponement of the meeting. The Annual Meeting is scheduled to be held on Thursday, May 12, 2011 at The Pittsburgh Marriott City Center, 112 Washington Place, Pittsburgh, Pennsylvania 15219 at 11:00 a.m., local time. The Company’s telephone number is (814) 278-7267, and our mailing address is 476 Rolling Ridge Drive, Suite 300, State College, Pennsylvania 16801. Unless otherwise indicated or the context otherwise requires, references to “we”, “us” or “our” refer collectively to the Company and its subsidiaries.

This proxy statement is dated April 8, 2011. We are first mailing this proxy statement and the enclosed proxy card on or about April 8, 2011.

QUESTIONS AND ANSWERS

When and where will the Annual Meeting be held?

The Annual Meeting is scheduled to be held at The Pittsburgh Marriott City Center, 112 Washington Place, Pittsburgh, Pennsylvania 15219 on May 12, 2011 at 11:00 a.m., local time.

What matters will be voted on at the Annual Meeting?

You are being asked to vote on the following matters:

•	election of six directors that the Board nominated to serve until the 2012 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

•	ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

•

consideration of a non-binding “say on pay” vote regarding the compensation of our named executive officers, as this Proxy Statement describes in Compensation Discussion and Analysis, the executive compensation tables and the accompanying narrative disclosures;

•	consideration of a non-binding “say on frequency” vote regarding the frequency of the non-binding vote on our executive compensation (once every year, every two years or every three years);

Who is entitled to vote at the meeting?

Our Board has set March 23, 2011 as the record date for the Annual Meeting (the “Record Date”). Stockholders of record as of the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting or any reconvened meeting after any postponement or adjournment of the meeting.

How many shares can vote?

As of the Record Date, we had outstanding 44,312,714 shares of common stock, which constitute our only outstanding voting securities. Each stockholder is entitled to one vote for each share of common stock held as of the Record Date.

What constitutes a quorum?

A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the Annual Meeting is a majority of the outstanding shares as of the Record Date, present in person or represented by proxy. Abstentions and broker non-votes, which are described in more detail below, are counted as shares present at the Annual Meeting for purposes of determining whether a quorum exists.

What is the difference between holding shares as a “registered stockholder” and as a “beneficial owner”?

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Registered Stockholder: A registered stockholder holds shares registered directly in the stockholder’s name with the Company’s transfer agent. As a registered stockholder, you have the right to provide your voting proxy directly to the Company or to vote in person at the Annual Meeting.

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Beneficial Owners: If you hold your shares through a bank, broker or other nominee, you are the “beneficial owner” of shares held in “street name”, and your bank, broker or other nominee which is considered, with respect to those shares, the stockholder of record, is forwarding these proxy materials to you. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote by completing the instructions that your bank, broker or other nominee provided to you. However, since you are not a registered stockholder, you may not vote these shares in person at the Annual Meeting unless you obtain a valid proxy from your bank, broker or other nominee (who is a registered stockholder), giving you the right to vote the shares.

What is a broker non-vote?

Generally, a broker non-vote occurs when a bank, broker or other nominee that holds shares in “street name” for customers is precluded from exercising voting discretion on a particular proposal because (1) the beneficial owner has not instructed the bank, broker or other nominee how to vote, and (2) the bank, broker or other nominee lacks discretionary voting power to vote the shares. A bank, broker or other nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of the shares.

The proposal to elect six directors, the proposal to consider a non-binding “say on pay” vote regarding the Company’s executive compensation and the proposal to consider a non-binding “say on frequency” vote regarding the frequency of vote on the Company’s executive compensation are each considered a non-routine matter on which banks, brokers and other nominees are not allowed to vote unless they have received voting instructions from the beneficial owner of the shares. Your bank, broker or other nominee will send you instructions on how you can instruct them to vote on this proposal. If you do not provide voting instructions, your bank, broker or other nominee will not vote your shares on this proposal.

The proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 is considered a routine matter on which banks, brokers and other nominees may vote in their discretion on behalf of beneficial owners who have not provided voting instructions. Your bank, broker or other nominee will send you instructions on how you can instruct them to vote on this proposal. If you do not provide voting instructions, your bank, broker or other nominee will have discretionary authority to vote your shares with respect to this proposal.

How many votes are needed for approval of each proposal?

•	Election of directors

The election of each of the directors requires the affirmative “FOR” vote of a plurality of the shares of our common stock present in person or represented by proxy at the Annual Meeting. You may vote “FOR” or “WITHHOLD” with respect to election of directors. As the election of directors is a non-routine matter under applicable rules, your bank, broker or other nominee cannot vote without instructions from you. Therefore, although there may be broker non-votes on this proposal, only votes “FOR” or “WITHHOLD” are counted in determining whether a plurality has been cast in favor of a director. Broker non-votes, if any, will not affect the outcome on the election of directors.

•	Ratification of independent registered public accounting firm

The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 requires the affirmative “FOR” vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting. Abstentions will have the effect of a vote “AGAINST” this proposal, and broker non-votes, if any, will have no effect on the vote.

•	Consideration of non-binding “say on pay” vote

The vote regarding compensation of the Company’s named executive officers, as described in the Compensation, Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy at the Annual Meeting. The vote is advisory and non-binding in nature but our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. As this vote on compensation is a non-routine matter under applicable rules, your bank, broker or other nominee cannot vote without instructions from you. Abstentions will have the effect of a vote “AGAINST” this proposal. Broker non-votes, if any, will not affect the outcome of the vote.

•	Consideration of non-binding “say on frequency” vote

The vote regarding the frequency of the non-binding vote on the Company’s executive compensation requires the affirmative vote for “1 YEAR”, “2 YEARS”, or “3 YEARS” by a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting. The vote is advisory and non-binding in nature, but the Company’s Board of Directors will consider the results of the vote in determining which frequency to adopt. As this vote regarding the frequency of vote on the Company’s executive compensation is a non-routine matter under applicable rules, your bank, broker or other nominee cannot vote without instructions from you. Abstentions will have the effect of a vote “AGAINST” this proposal. Broker non-votes will not affect the outcome of the vote.

How does the Board recommend I vote on the proposals?

The Board unanimously recommends that you vote your shares as follows:

•	“FOR” the election of the Board’s six director nominees;

•	“FOR” the ratification of the appointment of KPMG LLP;

•	“FOR” the resolution regarding the compensation of the Company’s named executive officers; and

•	“1 YEAR” on the resolution regarding the frequency of the non-binding vote on the Company’s executive compensation.

Are there any other matters to be addressed at the Annual Meeting?

We know of no other matters to be presented for stockholder action at the Annual Meeting, but if other matters are brought before the Annual Meeting or at any reconvened meeting after any adjournment or postponement of the meeting, the officers named in your proxy intend to take such action as in their judgment is in the best interest of the Company and its stockholders.

How do I cast my vote?

If you are a registered stockholder, you may vote in person at the Annual Meeting. However, to ensure that your shares are represented at the Annual Meeting, you are recommended to vote promptly by proxy by taking any of the following steps, even if you plan to attend the Annual Meeting in person:

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By Mail: Mark your vote, sign and date your proxy card and return it in the pre-addressed postage-paid envelope that we have provided. If you received more than one proxy card (which means that you have shares in more than one account), you must mark, sign, date and return each proxy card or use an alternative voting method. Any proxy card that you mail must actually be received prior to the Annual Meeting;

•	By Telephone: Call the toll-free telephone number shown on your proxy card and follow the instructions; or

•	By Internet: Visit the web site shown on your proxy card and follow the instructions. Internet voting is available 24 hours a day.

•	If you vote by telephone or internet, your voting instructions must be received by 11:59 p.m., Eastern Daylight Savings Time, on May 11, 2011.

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If you are not a registered stockholder, but instead hold your shares in “street name” through a bank, broker or other nominee, please follow the instructions from your bank, broker or other nominee describing how to vote your shares.

How will my proxy be voted?

All properly executed proxies, unless revoked as described below, will be voted at the Annual Meeting or any reconvened meeting after any adjournments or postponements of the meeting in accordance with your directions on the proxy. With respect to the election of directors, you may vote “FOR” all nominees, “WITHHOLD” your vote for all nominees, or “WITHHOLD” your vote as to one or more specific nominees. If a properly executed proxy does not provide instructions, the shares of common stock represented by your proxy will be voted:

•	“FOR” the election of the Board’s six director nominees to serve until the Company’s 2012 Annual Meeting;

•	“FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

•	“FOR” the resolution regarding the compensation of the Company’s named executive officers;

•	“1 YEAR” on the resolution regarding the frequency of the non-binding vote on the Company’s executive compensation; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Annual Meeting.

Can I revoke my proxy?

Yes. If you hold your shares as the registered stockholder, you may revoke your proxy at any time prior to the vote at the Annual Meeting by:

•	delivering a written notice revoking your proxy to the attention of the Company’s Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy that you are revoking;

•	voting later by telephone (prior to 11:59 p.m., Eastern Daylight Savings Time on May 11, 2011), if you previously voted by telephone;

•	voting later by the internet (prior to 11:59 p.m., Eastern Daylight Savings Time on May 11, 2011), if you previously voted by the internet; or

•	voting in person at the Annual Meeting.

Attending the Annual Meeting alone will not revoke your proxy. If you are not a registered stockholder, but instead hold your shares in “street name” through a bank, broker or other nominee, the above-described options for revoking your proxy do not apply. Instead, you will need to follow the instructions that your bank, broker or other nominee provided to revoke your proxy and submit new voting instructions.

Where can I find the voting results of the meeting?

The preliminary voting results will be announced at the Annual Meeting. The Company will publish final voting results of the Annual Meeting in a Current Report on Form 8-K within four business days after the Annual Meeting.

Who is soliciting this proxy? Who will bear the cost?

The Board is soliciting this proxy. We will bear the cost of the solicitation. In addition to the use of mail, our directors, officers and employees, without additional compensation, may solicit proxies by personal interview, telephone, telegram, electronic mail or otherwise. We may also make arrangements with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of soliciting material to the beneficial owners of common stock that those owners hold of record. We will reimburse those brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with that service.

What does it mean if I get more than one proxy card or set of instructions from a bank, broker or other nominee?

Your shares may be registered in more than one account. You should vote each proxy card you receive and follow each set of instructions from your bank, broker or other nominee.

Who can help answer your questions?

If you have any questions about any of the proposals to be presented at the Annual Meeting or how to submit your proxy card, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact our Investor Relations Department by telephone at (814) 278-7267 or by mail at 476 Rolling Ridge Drive, Suite 300, State College, Pennsylvania 16801. In addition, information regarding the Annual Meeting is available via the internet at www.edocumentview.com/REXX2011.

YOUR VOTE IS IMPORTANT. IF YOU ARE A REGISTERED STOCKHOLDER, YOU MAY VOTE BY TELEPHONE, INTERNET OR BY COMPLETING, SIGNING, DATING AND MAILING THE PROXY CARD IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ARE A BENEFICIAL OWNER, PLEASE FOLLOW THE VOTING INSTRUCTIONS OF YOUR BANK, BROKER OR OTHER NOMINEE PROVIDED WITH THIS PROXY STATEMENT AS PROMPTLY AS POSSIBLE.

PROPOSAL ONE: ELECTION OF DIRECTORS

Each of the Company’s current directors serves a term that expires at the Annual Meeting. Upon recommendation of the Nominating and Governance Committee, the Board has nominated incumbent directors Lance T. Shaner, Daniel J. Churay, John W. Higbee, John A. Lombardi, Eric L. Mattson and John J. Zak to be elected by our stockholders entitled to vote at the Annual Meeting. The director nominees, if elected, will serve until the 2012 Annual Meeting of Stockholders, or until their successors are duly elected and qualified, or their earlier resignation or removal. Messrs. Shaner, Churay, Higbee, Lombardi, Mattson and Zak have each indicated a willingness to serve as a director if elected.

If any director nominee becomes unable or unwilling to stand for election as a director, which is not currently anticipated, it is intended that the shares represented by proxies will be voted for the election of such other person or persons as the Board may nominate.

The Board unanimously recommends a vote “FOR” the election of each of the Board’s six director nominees listed below.

Name	Age	Position
Lance T. Shaner	57	Chairman
Daniel J. Churay	48	President, Chief Executive Officer and Director
John W. Higbee	68	Director; Chairman of Compensation Committee
John A. Lombardi	45	Director; Chairman of Audit Committee
Eric L. Mattson	59	Director
John J. Zak	50	Director; Chairman of Nominating and Corporate Governance Committee

Lance T. Shaner has been Chairman and a director of the Company since March 2007. Mr. Shaner founded our wholly owned subsidiary, PennTex Resources, L.P., in 1996, and co-founded and served as an officer of all of the Rex Energy affiliated companies before our initial public offering in July 2007. From March 2004 to September 2006, Mr. Shaner served as the Chief Executive Officer and Chairman of our wholly owned subsidiary, Rex Energy Operating Corp. Since its inception in 1984, Mr. Shaner has served as Chairman and Chief Executive Officer of Shaner Hotels, a privately held hotel company. Mr. Shaner received his Bachelor of Arts degree in History from Alfred University.

Daniel J. Churay has been a director of the Company since October 2007 and President and Chief Executive Officer of the Company since December 2010. From 2002 until December 2010, Mr. Churay served as the Executive Vice President, General Counsel and Secretary of YRC Worldwide Inc., a publicly traded, Fortune 500 company that is one of the largest transportation services providers in the world. From 1995 until 2002, Mr. Churay held various positions with Baker Hughes Incorporated, a publicly traded, Fortune 500 company that is one of the largest oilfield services companies in the world. Mr. Churay received a Bachelor of Arts degree in Economics from The University of Texas at Austin and a J.D. from the University of Houston Law Center.

John W. Higbee has been a director of the Company since October 2007. Mr. Higbee was a partner of Arthur Andersen LLP for over twenty years until his retirement in 2001 and served in various management positions, including as the head of the Pittsburgh, Pennsylvania audit practice from 1982 until 1998. Since 2003, Mr. Higbee has served as an independent business consultant to several companies regarding public accounting matters, including Sarbanes-Oxley Act compliance. From September 2004 until August 2006, Mr. Higbee was the Vice President and Chief Financial Officer of the Fullington Auto Bus Company, a privately held company engaged in inter and intra city bus transportation. From February 2004 until March 2006, Mr. Higbee was a director and Chairman of the Audit Committee of World Health Alternatives, Inc., a publicly traded company providing healthcare staffing services to hospitals and other healthcare facilities. From October 2001 to

November 2006, Mr. Higbee was a director of Rent-Way, Inc., a publicly traded company that was engaged in the rental-purchase business. Mr. Higbee served on the Audit and Finance committees of Rent-Way’s Board of Directors, becoming the Chairman of the Audit Committee in December 2003. Mr. Higbee received a Bachelor of Science in Accounting from The Pennsylvania State University and is a certified public accountant.

John A. Lombardi has been a director of the Company since April 2007. Since March 2008, Mr. Lombardi has been a principal at the accounting firm of Hill, Barth & King LLC in its Erie, Pennsylvania office. From February 2007 until March 2008, Mr. Lombardi was self-employed as an accounting and financial reporting consultant. Mr. Lombardi was the Senior Vice President and Chief Financial Officer for Rent-Way, Inc., a publicly traded furniture and electronics rent-to-own company, from December 2005 to February 2007 when Rent-A-Center, Inc. acquired Rent-Way. He was Vice President, Corporate Controller and Chief Accounting Officer of Rent-Way, Inc. from April 2001 to December 2005. Mr. Lombardi is a certified public accountant, a certified insolvency and reorganization accountant and a certified fraud examiner. Mr. Lombardi holds a Bachelor of Science degree from Gannon University.

Eric L. Mattson has been a director of the Company since April 2010. Mr. Mattson currently serves as the Chief Financial Officer of Select Energy Services, LLC, a privately held oil service company located in Houston, Texas. From 2003 to 2007, Mr. Mattson served as Senior Vice President and Chief Financial Officer of VeriCenter, Inc., a private provider of managed hosting services. From November 2002 until October 2003, Mr. Mattson worked as an independent consultant. From September 1999 until November 2002, Mr. Mattson was the Chief Financial Officer of Netrail, Inc., a private internet backbone and broadband service provider. Netrail filed for Chapter 11 bankruptcy protection in the Northern Georgia district of the United States Bankruptcy Court in July 2001. In November 2002, the Bankruptcy Court approved Netrail’s plan of liquidation and appointed a trustee to effect the plan. At that time, Mr. Mattson ceased to be the Chief Financial Officer of Netrail. From July 1993 until May 1999, Mr. Mattson served as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated, a publicly traded provider of products and services to the oil, gas and process industries. Since March 1995, Mr. Mattson has been a member of the Board of Directors of National Oilwell Varco, Inc., a publicly traded oil service and manufacturing company, and also serves as a member of its audit committee. Mr. Mattson received his Bachelor of Science degree in Economics and an M.B.A. from The Pennsylvania State University.

John J. Zak has been a director of the Company since November 2010. Mr. Zak has been a partner in the law firm of Hodgson Russ LLP since 1990, concentrating his practice in U.S. securities regulation and compliance, mergers and acquisitions, and corporate law and governance. Mr. Zak has 25 years of experience in North American capital markets, regularly counseling U.S. and Canadian businesses on U.S. securities and corporate law matters. He is a member of the New York State Bar Association and the American Bar Association. Mr. Zak received his Bachelor of Arts degree from the State University of New York at Buffalo and his J.D. from Cornell Law School.

When considering whether director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to effectively satisfy its oversight responsibilities in light of the Company’s business and structure, the Board and the Nominating and Governance Committee focused primarily on the information discussed in each of the directors’ individual biographies set forth above. In particular, with regard to Mr. Shaner, the Board considered his significant business experience as founder, Chairman and Chief Executive Officer of Shaner Hotels and related companies, his previous employment with the Company and its predecessors, and his role as a founder of the Company. With respect to Mr. Higbee, the Board considered his more than 30 years of experience, expertise and background in financial and accounting matters and his previous experience as a Chief Financial Officer and director of several publicly traded companies. With respect to Mr. Lombardi, the Board considered his significant experience, expertise and background in financial and accounting matters and his previous experience as a Chief Financial Officer of a publicly traded company. With regard to Mr. Churay, the Board considered his extensive past experience as legal counsel to companies in the oil and gas, oilfield services and pipeline transportation industries, and his strong background and knowledge in corporate governance, public company compliance, executive compensation and management gained through his experience as general counsel of a publicly traded company. With regard to Mr. Mattson, the Board considered his extensive background in the oil and gas industry, his experience, expertise and background in financial and accounting matters, and his service as a Chief Financial Officer and director of publicly traded companies. With respect to Mr. Zak, the Board considered his significant experience, expertise and background in North American capital markets and counseling public companies on securities and corporate law matters.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

The Board

Our Board currently consists of six directors. Under our corporate governance guidelines, the Board represents the stockholders’ interest in perpetuating a successful business and optimizing long-term financial returns in a manner consistent with applicable legal requirements and ethical considerations. The Board is responsible for identifying and taking reasonable action to help assure that we are managed in a way designed to achieve this result. Consistent with the importance of the Board’s responsibilities, each director is expected to be familiar with the Company’s business and public disclosures, to review in advance of Board meetings all related materials distributed to the Board and to attend and participate in meetings of the Board and meetings of any committee of which the director is a member.

In 2010, the Board held 14 meetings, including regularly scheduled and special meetings. In 2010, each director attended more than seventy-five percent (75%) of the total number of meetings of the Board and the committees on which he served during the period he was a director. It is the Company’s policy that, to the extent reasonably practicable, Board members should attend stockholder meetings. All of the directors then serving on the Board attended our 2010 Annual Meeting of Stockholders.

Director Independence

As part of the Company’s corporate governance practices, and in accordance with NASDAQ rules, the Board has established a policy requiring a majority of the members of the Board to be independent. For a director to be independent, the Board must determine, among other things, that the director does not have any direct or indirect material relationship with the Company. The guidelines for determining director independence are set forth in our Corporate Governance Policy, which is publicly available on our website at www.rexenergy.com under the “Corporate Governance” link under the “Investor Relations” tab. Our Corporate Governance Policy conforms to the independence requirements of the NASDAQ corporate governance standards. Applying these independence standards, the Board has determined that John W. Higbee, John A. Lombardi, Eric L. Mattson and John J. Zak are all independent directors.

Board Committees

The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee, each of which is described below. Each committee operates under a written charter that the Board adopted. All of the charters are publicly available on our website at www.rexenergy.com under the “Corporate Governance” link under the “Investor Relations” tab. You may also obtain a copy of our charters upon written request to our Investor Relations Department at our principal executive offices.

It is the role of the Nominating and Governance Committee to recommend to the Board candidates to serve on the committees. The Board elects committee members annually, and they serve until their successors are elected and qualified or until their earlier death, retirement, resignation or removal. The table below sets forth the current composition of the Board committees.

	Nominating and Governance Committee	Compensation Committee	Audit Committee
John W. Higbee	Member	Chair	Member

John A. Lombardi	Member	Member	Chair

Eric L. Mattson	—	—	Member

John J. Zak	Chair	Member	—

Following the Annual Meeting, the Board will review the composition of the Board committees for 2011.

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. Pursuant to its charter, the functions and responsibilities of the Audit Committee include:

•	selecting and hiring (subject to ratification by our stockholders) the independent public accountants to audit our financial statements;

•	establishing the scope of, and overseeing, the annual audit;

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assisting the Board in fulfilling its oversight responsibility to the stockholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function;

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overseeing our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and the Board have established; and

•	maintaining free and open communication between the committee and our independent auditors, the internal accounting function and management of our company.

The Audit Committee consists of Messrs. Higbee, Lombardi and Mattson. The Board has determined that all members of the Audit Committee meet the independence criteria prescribed by the applicable regulations and rules of the Securities and Exchange Commission (the “SEC”) and are “independent directors” within the meaning of applicable NASDAQ listing standards. In addition, the Board has determined that Messrs. Higbee, Lombardi and Mattson each:

(i)	meet NASDAQ’s financial literacy requirements;

(ii)	qualify as “audit committee financial experts” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC; and

(iii)	meet NASDAQ’s financial sophistication requirements.

In 2010, the Audit Committee held 10 meetings, including regularly scheduled and special meetings.

Compensation Committee

The Compensation Committee establishes our company’s policies and administers our compensation program with respect to our executive officers. Based on periodic evaluation, the Compensation Committee also makes recommendations to the Board regarding director compensation and our company’s employee benefits program. Pursuant to its charter, the functions and responsibilities of the Compensation Committee include:

•	determining compensation for the Company’s executive officers, including our President and Chief Executive Officer;

•	assisting in developing and reviewing the annual performance goals and objectives of our executive officers, including our President and Chief Executive Officer;

•	assessing the adequacy and competitiveness of our executive compensation program;

•	administering our incentive compensation program and other equity-based compensation plans;

•	reviewing and recommending compensation for our non-employee directors;

•	preparing the Compensation Committee report to be included in our annual proxy statement; and

•	reviewing and evaluating the adequacy of the Compensation Committee charter on an annual basis.

The Compensation Committee has directed the design and implementation of our executive compensation program. Our Compensation Committee is authorized to retain advisors with respect to compensation matters. The Compensation Committee periodically consults with our human resources department and outside advisers and may use survey data that compensation consultants provide in connection with its decisions with respect to executive compensation matters.

The Compensation Committee consists of Messrs. Higbee, Lombardi and Zak. None of the individuals serving on the Compensation Committee has ever been an officer or employee of the Company. The Board has determined that all members of the Compensation Committee satisfy the applicable independence requirements of the NASDAQ listing standards in effect as of the date of this proxy statement. Additionally, all of the members of the Compensation Committee qualify as “non-employee directors” for purposes of SEC requirements, and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. In 2010, the Compensation Committee held 13 meetings, including regularly scheduled and special meetings.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee (1) has ever been employed by us, as an officer or otherwise, or (2) has or had any relationship with us in 2010 requiring disclosure pursuant to SEC rules. Additionally, in 2010, none of our executive officers served as a member of the compensation or similar committee or as a member of the board of directors of any other entity of which an executive officer of that entity served on the Compensation Committee or Board. Mr. Churay, a member and Chair of the Company’s Compensation Committee, resigned from that committee on October 29, 2010, prior to his appointment as the Company’s President and Chief Executive Officer effective December 1, 2010.

Nominating and Governance Committee

The Nominating and Governance Committee nominates candidates to serve on the Board. The Nominating and Governance Committee is also responsible for monitoring a process to assess director, board and committee effectiveness, developing and implementing our corporate governance guidelines and otherwise taking a leadership role in shaping the corporate governance of our company. Pursuant to its charter, the responsibilities and duties of the Nominating and Governance Committee include:

•	assisting the Board in developing and annually reevaluating a set of specific criteria for Board membership;

•	assessing the size and composition of the Board and its committees and identifying qualities, skills and areas of expertise that will help to strengthen and balance the Board;

•	evaluating each new director candidate and each incumbent director prior to recommending that the Board nominate or re-nominate any such individual for election or reelection;

•

assisting the Board in developing, periodically reassessing and annually evaluating the cooperation of each member of the Board in complying with initial orientation guidelines and continuing education guidelines;

•	reviewing the performance and composition of each committee of the Board and recommending any appropriate changes;

•	recommending committee members to the Board; and

•	reviewing the adequacy of the charters of each committee of the Board, including the Nominating and Corporate Governance Committee charter, on an annual basis.

The Nominating and Governance Committee consists of Messrs. Higbee, Lombardi and Zak. In 2010, the Nominating and Governance Committee held seven meetings, including regularly scheduled and special meetings.

Director Compensation in 2010

Each non-employee director receives a monthly retainer in the amount of $6,000 per month in lieu of all other non-employee director fees pursuant to the Company’s director compensation plan. For 2010, the director compensation plan provided that, following a director’s election at the annual meeting of stockholders of the Company, each non-employee director be granted an option to purchase shares of common stock of the Company exercisable into such number of shares of the Company’s common stock that would cause the Company to incur an expense equal to $50,000 as determined by the Black-Scholes model of stock option valuation as of the date of the grant. The exercise price of these stock options was equal to the closing price of the Company’s common stock as reported on the Nasdaq Stock Market on the date of the grant. These options have a term of ten years and vest ratably over a three-year period, commencing on the one-year anniversary of the date of grant. In late 2010, the Board amended the director compensation plan to provide that each non-employee director is eligible to receive annual equity grants consisting of stock options, performance grants or restricted stock that will result in an average $50,000 expense to the Company per year at target performance levels.

The following table sets forth certain information regarding the compensation earned by our non-employee directors during fiscal year 2010:

Name	Fees Earned or Paid in Cash	Option Awards(1)(2)	Total
Lance T. Shaner (3)	$66,000	$50,000	$116,000
John A. Lombardi	$72,000	$50,000	$122,000
Daniel J. Churay	$72,000	$50,000	$116,000
John W. Higbee	$72,000	$50,000	$122,000
Eric L. Mattson	$42,800	$50,000	$92,800
John J. Zak	$14,000	$—	$14,000

(1)

Represents the grant date fair value of awards granted during the indicated year, as determined in accordance with ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please see the discussion of the assumptions made in the valuation of these awards in Note 14, Employee Benefit and Equity Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)

On June 24, 2010, pursuant to our 2007 Long-Term Incentive Plan, we granted an option to purchase 7,387 shares of our common stock to each of our non-employee directors at an exercise price of $10.42 per share. The options were for a term of ten years and vested ratably over a three year period, commencing on the one-year anniversary of the date of grant. The following table sets forth the aggregate number of options outstanding at December 31, 2010 for each non-employee director:

Name	Number of Options Outstanding at Year-End
Lance T. Shaner	22,734
John A. Lombardi	97,734
Daniel J. Churay	47,734
John W. Higbee	47,734
Eric L. Mattson	7,387
John J. Zak	—

(3)	In February 2010, Mr. Shaner rescinded his prior waiver of his director fees.

CORPORATE GOVERNANCE

The Board has established corporate governance practices designed to serve the best interests of our company and our stockholders. In this regard, the Board has, among other things, adopted:

•	a corporate governance policy;

•	a code of ethics for directors, officers and employees;

•	procedures regarding stockholder communications with the Board and its committees; and

•	written charters for the Board’s Audit, Compensation and Nominating and Governance Committees.

The Board reviews and modifies our policies and procedures regularly with respect to compliance with developing standards in the corporate governance area and as appropriate to comply with any new requirements of the SEC or NASDAQ.

Corporate Governance Policy

The Board has adopted a Corporate Governance Policy that sets out our company’s policies regarding, among other things, the Board’s composition, leadership, committees, meeting procedures, the compensation and responsibilities of our directors and the responsibilities of management. A copy of this Corporate Governance Policy is published in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rexenergy.com.

Code of Ethics for Directors, Officers and Employees

The Board has adopted a Code of Ethics for Directors, Officers and Employees (the “Code of Ethics”). The purpose of the Code of Ethics is to focus our directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct, and to help enhance and formalize our culture of integrity, honesty and accountability. A copy of the Code of Ethics is published in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rexenergy.com. We intend to make all required disclosures concerning any amendments to, or waivers from, the Code of Ethics on our website.

Stockholder Communications with the Board

The Company encourages any stockholder who desires to communicate with the Board with respect to the stockholder’s views and concerns to do so by writing to the Secretary of the Company, who will assure that the Chairman of the Nominating and Governance Committee receives the correspondence. The address of the Company’s Secretary is Rex Energy Corporation, 476 Rolling Ridge Drive, Suite 300, State College, Pennsylvania 16801.

Board Leadership Structure

Our Corporate Governance Policy provides that the Board has the flexibility to decide whether it is in the best interests of the Company to separate the roles of Chief Executive Officer and Chairman. We currently have a separate Chairman and Chief Executive Officer. Lance T. Shaner serves as our Chairman, and Daniel J. Churay serves as our Chief Executive Officer. The Board has determined that having a separate Chairman is in the best interest of our stockholders at this time. This structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing our Chairman to focus on the general policy for the Company and to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board’s oversight responsibilities continue to grow. The Board believes, due to the continued leadership and experience provided by these two individuals, that having separate positions is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.

Board’s Role in Risk Oversight

The Board is actively involved in oversight of risks that could affect the Company. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.

The Board oversees management of the Company’s commodity price risk through regular review with executive management of the Company’s derivatives strategy and the oversight of the Company’s policy that limits the Company’s authority to enter into derivative commodity price instruments to a specified level of production, above which management must seek Board approval. Our Board receives regular reports from Daniel J. Churay, our President and Chief Executive Officer and a director, and other members of our senior management who supervise various aspects of our business, including operations, finance, compliance, investor relations and safety and environmental matters and also receives regular reports from members of our senior management on risk management.

The Audit Committee of the Board is charged by its charter with the responsibility to review and evaluate the Company’s policies and practices with respect to risk assessment and risk management, including the Company’s major financial risk exposures and steps taken by management to monitor and control these exposures and the Company’s litigation management process and insurance management process. The Audit Committee is to regularly update the Board about the Committee’s activities and make appropriate recommendations. Additionally, at Audit Committee meetings, management may present a particular area of risk, either independently as a result of its assessment of materiality or at the request of the Audit Committee. In carrying out its duties and responsibilities, the Audit Committee is tasked with designing its policies and procedures to be flexible, to ensure that the corporate accounting and financial reporting practices of the Company are appropriately tailored for the Company’s specific business and financial risks. The Audit Committee is also to inquire as to whether the independent or internal auditors have any concerns regarding the possibility of significant accounting or reporting risks or exposures; the appropriateness and quality of significant accounting treatments and whether there has been any aggressive creativity in any such treatments. The Audit Committee works with management in addressing its policies strengths and weaknesses in each area presented or separately assessed.

In addition to the formal compliance program, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations.

Director Nominations and Qualifications

The Nominating and Governance Committee selects and evaluates candidates for nomination as directors in accordance with the general criteria set forth in its charter, regardless of whether candidates are recommended to the Nominating and Governance Committee by the Board, stockholders or a third party consultant. Pursuant to the committee charter, each director should be an individual of the highest character and integrity, be free of any conflict of interest that would violate applicable law or regulation or interfere with the responsibilities of a director, and be able to devote sufficient time to the affairs of the Company to develop and maintain a sufficient knowledge of the Company and its industry, to review and analyze reports and other information important to Board and committee responsibilities, and to prepare for and attend Board and committee meetings. In addition, the Nominating and Governance Committee annually re-evaluates and modifies as necessary specific criteria that should be represented by the members of the Board pursuant to the committee charter. In carrying out its function to nominate candidates for election to our board, the Nominating and Governance Committee considers the mix of skills, experience, character, commitment and diversity – diversity being broadly construed to mean a variety of opinions, perspectives, experiences and backgrounds, as well as other differentiating characteristics, all in the context of the requirements of our Board at that point in time. In furtherance of our Board’s goal of identifying and selecting nominees, our Board has adopted nominating policies and procedures which are available in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rexenergy.com.

PROPOSAL TWO: RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. The Company is asking stockholders to ratify this appointment. Although the Company is not required to obtain stockholder ratification of the appointment of KPMG, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders and considers a proposal for stockholders to ratify such appointment to be an opportunity for stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain KPMG. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.

On March 21, 2011, the Audit Committee dismissed Malin, Bergquist & Company, LLP (“MB&C”) as our independent registered public accounting firm. By written consent effective March 23, 2011, the Audit Committee approved the appointment of KPMG as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2011.

The audit reports of MB&C on our consolidated financial statements for the years ended December 31, 2010 and December 31, 2009 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2010 and December 31, 2009, and through March 21, 2011, there were no disagreements with MB&C on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of MB&C, would have caused MB&C to make reference thereto in its reports on the financial statements for such periods. During this time, there have been no “reportable events,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2010 and 2009, and in connection with our joint ventures with Williams Production Company, LLC, Williams Production Appalachia and Sumitomo Corporation, we consulted with KPMG regarding the application of ASC 932, Extractive Industries — Oil and Gas, with respect to the treatment of amounts paid to us from our joint venture partners in addition to the proper treatment of carried interests. In connection with the formation of our less-than-wholly owned subsidiaries Keystone Midstream Services, LLC and Water Solutions Holdings, LLC, we consulted with KPMG regarding the application of ASC 323, Investments — Equity Method and Joint Ventures, and ASC 810, Consolidation, with respect to the determination of primary beneficiaries, the accounting for variable interest entities, and the application of the equity method of accounting and consolidation guidance. Decisions regarding the accounting treatment of these items were made by us with consideration given to the interpretive guidance provided by KPMG related to the application of applicable accounting principles and our accounting for the above mentioned matters was consistent with the views provided by KPMG. We also consulted with MB&C regarding the above mentioned matters and our accounting for these matters was consistent with the views provided by MB&C.

Except for the consultations described in the preceding paragraph, during the fiscal years ended December 31, 2010 and 2009 and through March 23, 2011, we have not consulted with KPMG regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to us nor oral advice was provided to us by KPMG that KPMG concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event” described in Item 304(a)(1)(v) of Regulation S-K.

In accordance with Instruction 2 to Item 304 of Regulation S-K, the Company furnished MB&C a copy of the disclosures in this Proxy Statement required by Item 304(a) of Regulation S-K prior to the time the Proxy Statement was filed with the SEC. In the event that MB&C believed the disclosures were incorrect or incomplete, it was permitted to express its views in a brief statement to be included in this Proxy Statement. MB&C did not submit such a statement.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the appointment of KPMG.

Representatives of KPMG are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.

The Board unanimously recommends a vote “FOR” the proposal to ratify KPMG LLP as our independent registered public accounting firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Audit-Related Fees

Our independent registered public accounting firm for 2010 and 2009 was Malin, Bergquist & Company, LLP. The fees billed to us by Malin, Bergquist & Company, LLP for the years 2010 and 2009 are shown in the table below ($ in thousands).

	Year Ended December 31,
	2010	2009
Audit fees(1)	$419	$434
Audit related fees(2)	20	31
Tax fees	—	—
All other fees	—	—

	$439	$465

(1)

Audit fees consist of amounts paid for professional services rendered by Malin, Bergquist & Company, LLP for the audit of our annual financial statements, for the review of the financial statements included in our quarterly reports on Form 10-Q and for services that are normally provided by the accountants in connection with statutory and regulatory filings or engagements and private placements, including (among other things) filings of registration statements, for the years ended December 31, 2010 and December 31, 2009.

(2)

Audit-related fees shown in the table above consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Pre-Approval Policies and Procedures

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). The Audit Committee has considered whether the non-audit services provided by Malin, Bergquist & Company, LLP were compatible with maintaining Malin, Bergquist & Company, LLP’s independence and determined that the nature and substance of any non-audit services did not impair the status of Malin, Bergquist & Company, LLP as the Company’s independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors provides assistance to the Board in, among other matters, fulfilling its responsibility relating to the accounting and reporting practices of the Company, the adequacy of the Company’s financial controls and the quality and integrity of the financial statements of the Company.

In connection with its review of the audited financial statements appearing in the Company’s Annual Report on Form 10-K for fiscal year 2010, the Committee:

•	discussed these financial statements with the Company’s management and Malin, Bergquist & Company, LLP, the Company’s independent registered public accounting firm;

•

discussed with Malin, Bergquist & Company, LLP those matters required to be discussed under Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communications); and

•

received and reviewed the written disclosures and the letter from Malin, Bergquist & Company, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Malin, Bergquist & Company, LLP their independence.

Based on the review and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2010, as filed with the SEC.

The Committee has selected and engaged KPMG LLP as the Company’s independent registered public accounting firm to audit and report to the Company’s stockholders on the Company’s financial statements for fiscal year 2011.

This report is submitted by the members of the Audit Committee.

John A. Lombardi (Chair)

John W. Higbee

Eric L. Mattson

EXECUTIVE OFFICERS

The following sets forth certain information regarding executive officers of the Company. The biography for Daniel J. Churay, who is both a director and an executive officer of the Company, may be found above in the biographical information included for each of the nominated directors.

Name	Age	Position with the Company
Daniel J. Churay	48	President, Chief Executive Officer and Director
Patrick M. McKinney	51	Executive Vice President and Chief Operating Officer
Thomas C. Stabley	40	Executive Vice President and Chief Financial Officer
Bryan J. Clayton	51	Senior Vice President and Illinois Regional Manager
David E. Pratt	59	Senior Vice President Exploration Manager

Patrick M. McKinney was named Executive Vice President and Chief Operating Officer of Rex Energy in May 2010. From June 2006 until May 2010, Mr. McKinney served as Senior Vice President, Engineering and Operations for Cano Petroleum Inc. From April 2005 to May 2006, Mr. McKinney was Worldwide Strategic

Portfolio Manager for Pioneer Natural Resources in Irving, Texas. Early in his career, from 1981 to 2000, Mr. McKinney worked for Union Pacific Corporation, both in its corporate headquarters and for its subsidiaries, principally its oil and gas subsidiary, Union Pacific Resources. Mr. McKinney holds a Bachelor of Science degree in Petroleum Engineering from the University of Wyoming and a M.B.A. from Pepperdine University.

Thomas C. Stabley was named the Chief Financial Officer of the Company in March 2007 and was appointed an Executive Vice President in February 2008. Before that, Mr. Stabley served as the Chief Financial Officer of Rex Operating Corp. since March 2004 and Vice President of Accounting for Shaner Hotels from January 1998 to March 2004. He received his Bachelor of Science degree in Accounting from the University of Pittsburgh.

Bryan J. Clayton was named Senior Vice President and Illinois Regional Manager in November 2009. Prior to his promotion, Mr. Clayton served as the Company’s Vice President and Illinois Basin District Manager from May 2008 to October 2009. From January 2008 until April 2008, Mr. Clayton served as the Company’s Illinois Basin Regional Reservoir Engineering Manager with the primary responsibility for managing the reservoir engineering aspects of the Company’s Alkali Surfactant Polymer (ASP) enhanced oil recovery project. From September 2002 until December 2007, Mr. Clayton served as a reservoir engineer and partner of Centurion Resources, LLC. Mr. Clayton received his Bachelor of Science degree in Petroleum Engineering from the University of Tulsa.

David E. Pratt was named Senior Vice President, Exploration Manager of the Company in October 2010. Prior to that, he served as the Company’s Vice President, Exploration Manager from April 2008 to September 2010. Before joining the Company, Mr. Pratt was a geologist for the New York State Department of Environmental Conservation, Bureau of Oil and Gas Regulation beginning in November 1999. Earlier in his career, Mr. Pratt spent over eight years as a regional exploration and development geologist for Cabot Oil and Gas Corporation working in its Appalachian Basin operations. Mr. Pratt received his Bachelor of Science degree in Geology from the State University of New York at Albany and a Master’s degree in Geology from Rice University.

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement provides an overview and discussion of our compensation program and policies for our executive officers. The compensation program for our executive officers is designed and administered under the direction of our Compensation Committee, which is comprised of three independent directors. Our “named executive officers” for fiscal year 2010 were:

(a)	Daniel J. Churay, who is our President and Chief Executive Officer;

(b)	Patrick M. McKinney, who is our Executive Vice President and Chief Operating Officer;

(c)	Thomas C. Stabley, who is our Executive Vice President and Chief Financial Officer;

(d)	our two other most highly compensated executive officers serving at the end of fiscal year 2010, Timothy P. Beattie, who was our Senior Vice President and Appalachian Regional Manager; and Bryan J. Clayton, who is our Senior Vice President and Illinois Regional Manager; and

(e)	Benjamin W. Hulburt, our former President and Chief Executive Officer, who resigned on October 2, 2010.

Mr. Beattie’s employment terminated on January 28, 2011. Information regarding the compensation of our named executive officers is provided under the heading “Executive Compensation” following this section.

Fiscal year 2010 saw significant developments affecting our executive leadership team. Mr. Churay, a member of our Board of Directors and an experienced senior executive with significant oil and gas industry experience, succeeded Lance T. Shaner as President and Chief Executive Officer under a three year employment agreement. Mr. Shaner served as the Company’s interim President and Chief Executive Officer following the departure of Benjamin W. Hulburt. Patrick M. McKinney, who has over 20 years’ oil and gas operational experience, accepted the position of Chief Operating Officer under a three year employment agreement; and Thomas C. Stabley, who has been our Chief Financial Officer since our 2007 initial public offering, extended his employment with us by signing a new three year employment agreement. In addition, shortly following the close of fiscal year 2010, Timothy P. Beattie, our Appalachian Regional Manager, terminated employment with us. His duties are being performed by Mr. McKinney as we actively seek a replacement.

Compensation Objectives and Philosophies

Our Compensation Committee has developed formal objectives and philosophies for executive compensation. Our executive compensation program was developed in accordance with these objectives and philosophies.

The following are the executive compensation objectives established by our Compensation Committee:

•	attract and retain talented and experienced executives in the highly competitive oil and gas labor market;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases;

•

provide a competitive compensation package that is weighted heavily towards pay for performance and in which total compensation is primarily determined by company and individual results and the creation of shareholder value;

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•	foster a shared commitment among our executives by coordinating company and individual goals; and

•	compensate our executives in a manner designed to meet our long-term objectives.

Compensation Process

The Compensation Committee is responsible for evaluating and determining the compensation of our Chief Executive Officer and evaluating and approving the compensation of our other executives, including the named executive officers. The Compensation Committee reviews our compensation objectives and philosophies and our executive compensation program at least annually to determine if our program is effective in achieving those objectives and philosophies. Each year, the Compensation Committee evaluates and approves the individual elements of total compensation to be paid to our executives, including our named executive officers. The Compensation Committee may examine and consider our performance during the previous year in establishing the current year’s compensation.

In addition, the Compensation Committee solicits and receives the input of our Chief Executive Officer as to the compensation of our executives, including our named executive officers, other than with respect to his own compensation. Our Chief Executive Officer annually reviews the performance of each executive with the

Compensation Committee and makes recommendations to the Compensation Committee regarding various elements of compensation for each executive. The Compensation Committee may also review data that our human resources department compiles or that we obtain from third party sources, such as compensation consultants, with respect to the executive compensation policies of our peer group and industry practices.

To attract and retain talented and experienced executives whose knowledge, skills and performance are critical to our success, the Compensation Committee believes that we should compensate our executives each year relative to market pay levels of our peer group and the internal pay levels of our executive officers. In determining compensation changes for our executives, including our named executive officers, we may take into account market pay levels of our peer group to determine the competitive landscape for executive talent as well as responsible market pay practices. The Compensation Committee exercises its discretion when making compensation decisions regarding our executives and considers the following factors, among others that circumstances may suggest from time to time:

•	the executive’s contributions and performance;

•	the executive’s roles and responsibilities, including the executive’s tenure in such role;

•	the Company’s need for the executive’s skills;

•	the executive’s experience and management responsibilities;

•	market levels of compensation for positions comparable to the executive’s position;

•	the executive’s prior compensation amount and mix; and

•	the executive’s potential and readiness to contribute in the executive’s current role.

The Compensation Committee has not given any particular weight to any of these factors, but may consider them as appropriate. All pay elements are cash-based except for the long-term equity incentive program, which may be an equity-based or cash award or a combination of both. We believe that a substantial portion of each named executive officer’s compensation should be performance-based.

The Compensation Committee recognizes that there may be instances where the accounting treatment of an item may have a disproportionate or distortive impact on our financial results in any given year. Accordingly, the Compensation Committee uses its discretion in evaluating our financial performance and its impact on our annual incentive compensation and our long-term incentive compensation, and may exclude certain accounting measures and extraordinary items in determining whether a financial performance level or target has been met when doing so is consistent with our compensation objectives.

Elements of Our 2010 Executive Compensation Program

Overall, our executive compensation program is designed to be consistent with the objectives and philosophies described above. We have summarized the basic elements of our executive compensation program for 2010 below and a detailed description of the compensation that we paid to our named executive officers can be found below under “2010 Compensation Program.”

Elements of Compensation Program	Description	Key Objectives Promoted
Annual Cash Compensation

Base Salary	Fixed annual cash compensation paid periodically during the year	To attract and retain talented executives

Cash Bonus	Variable cash compensation based on individual and Company performance for a one-year period	To motivate and reward achievement of personal goals, Company-wide or business unit strategic, financial or operating goals

Retirement Benefits

Retirement Savings Plan	A 401(k) retirement savings plan that enables executives to contribute a portion of their compensation with a discretionary Company matching contribution	Designed to be market competitive to attract and retain talented executives, given that most of our competitors provide a 401(k) plan

Employment and Severance Benefits

Employment Agreement	Agreements with some of our named executive officers providing for minimum salary, incentive opportunities and severance benefits	Designed to enable the Company to attract and retain talented executives. Also intended to protect the Company’s interests through restrictive post-employment covenants, including non-competition and non-solicitation covenants

Long-Term Incentives

2007 Long-Term Incentive Plan	Stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights and cash awards	To retain and motivate our executives over a longer term and align their interests with those of the Company’s stockholders.

Other Benefits and Perquisites

Health and Welfare Benefits	Medical, dental and vision care coverage, disability insurance and life insurance	Customary benefits that enable the Company to attract and retain executive officers as most companies of our size provide similar benefits

Perquisites	Include use of mobile phones, automobile allowance, perquisite allowances, and use of company vehicles	To enhance our ability to attract and retain talented executives

2010 Compensation Program

Annual Base Salary

In early 2010, the Compensation Committee engaged Effective Compensation Inc. (“ECI”) to provide it with information regarding the total direct compensation market for companies participating in the 2009 ECI Oil & Gas Exploration and Production Compensation Survey with revenues between $50 million and $150 million, including base salary increase trends. In 2009, in light of the recession and turmoil in the financial markets, all executive salaries had been frozen at their existing levels. Following its review of the ECI data and in light of improved economic and capital market conditions and significantly improved commodity pricing as compared to 2009, the Compensation Committee determined to increase the annual base salary of the named executive officers. The following table indicates the base salaries of our named executive officers for fiscal years 2009 and 2010:

Name	2009 Base Salary	2010 Base Salary	Percentage Increase from 2009 to 2010
Daniel J. Churay (1)	$—	$410,000	N/A

Patrick M. McKinney (2)	$—	$250,000	N/A

Thomas C. Stabley	$210,000	$231,000	10.0%

Timothy P. Beattie(3)	$190,000	$199,500	5.0%

Bryan J. Clayton	$190,000	$199,500	5.0%

Benjamin W. Hulburt (4)	$270,000	$300,000	11.1%

(1)	Mr. Churay commenced employment on December 1, 2010. His annual salary is set forth under his employment agreement and was determined by negotiation with the Compensation Committee.

(2)	Mr. McKinney commenced employment on May 10, 2010. His annual salary is set forth in his employment agreement and was determined by negotiation with the Company.

(3)	Mr. Beattie’s employment terminated on January 28, 2011.

(4)	Mr. Hulburt’s employment terminated on October 2, 2010.

Annual Incentive Compensation

In 2010, our executives were eligible for annual incentive compensation awards in the form of cash compensation. The target awards for our executives are set forth in the table below as follows:

Officer	Target Award as a % of Base Salary
Chief Executive Officer	55%
Executive Vice Presidents	45%
Senior Vice Presidents	40%

The target award percentage for Mr. Churay, our Chief Executive Officer and Mr. McKinney, our Chief Operating Officer, are set forth in their employment agreements and, for 2010, are pro-rated based on days worked during 2010. The Chief Executive Officer recommended, and the Compensation Committee approved, payment of a full year, non-prorated incentive award to Mr. McKinney for 2010 at his full target award level. The award recognized Mr. McKinney’s significant contributions during 2010, especially in the face of the significant management turnover that the Company experienced.

In February 2010, the Compensation Committee approved company-wide and regional financial and operational performance targets for purposes of the annual incentive compensation awards. For 2010, 75% of the executive’s annual incentive compensation was determined based on these targets and the other 25% was determined based on individual performance of the executive. In 2009, 50% of the executive’s annual incentive compensation was based on operational performance targets and 50% on individual performance targets. The Compensation Committee also approved a threshold requirement that the Company must attain discretionary cash flow of $15 million before any annual incentive compensation could be paid.

The individual performance component of the annual incentive award includes an evaluation of the executive’s achievement of qualitative individual objectives that the Chief Executive Officer establishes for each executive at the beginning of each year, or, in the case of the Chief Executive Officer, the Board establishes for the Chief Executive Officer. The individual performance component of the annual incentive award includes, among other criteria, an assessment of the degree to which the executive:

•	demonstrates the ability to consistently exceed their expected job duties;

•	demonstrates the ability to consistently meet objectives timely;

•	demonstrates the ability to prevent health, safety and environmental problems within their area of responsibility;

•	contributes to business development activities such as acquisitions, sales, prospect development and joint ventures; and

•	directly contributes to activities that increase revenues or decrease expenses of the Company in amounts that exceed expected job performance.

The Compensation Committee may determine awards for the individual performance component above or below the target level taking into account the individual executive’s performance and the Company’s results of operations and financial position at the time of the award. No specific quantifiable goals or objectives are set and some of the qualitative objectives are personal in nature, depending on the facts and circumstances applicable to each executive. As the qualitative personal objectives are by their nature not objectively quantifiable, the portion of the target award payable upon the achievement of the personal objectives reflects the Chief Executive Officer’s subjective determination (or, with respect to the Chief Executive Officer, the Board’s subjective determination).

The financial and operational performance targets approved by the Compensation Committee cover measures that the Compensation Committee believes are important to increasing revenues and maintaining profitability of the Company, including total net production, general and administrative expenses, lease operating expenses and finding and development costs. The performance targets are based on Company-wide (for corporate executives) and regional (for business unit executives) plan objectives. The Compensation Committee believes that the performance targets are accurate indicators of the executive’s impact on our operational success and provide specific standards that motivate our executives to perform in our best interest and in our stockholders’ best interests.

For 2010, the following performance targets were established for the Company and for each region in which the Company operates as follows:

Performance Target	Plan Objectives	Weight	Description
Net Production Variance from Budget:
Company	1,609 MBOE	25%	Net Production for headquarters employees and business unit production for business unit employees measured against budget
Appalachian Region	5,046 MCFE
Illinois Region	731 MBOE
Rockies Region	37 MBOE

G&A Costs:
Company	$9.75	25%	Actual general and administrative costs per business unit; calculated on a dollar per unit of production basis
Appalachian Region	$0.18
Illinois Region	$4.07
Rockies Region	$28.76

Lease Operating Expenses:
Company	$15.85	25%	Net lease operating expenses per net unit produced; calculated on a dollar per unit of production basis
Appalachian Region	$0.78
Illinois Region	$28.46
Rockies Region	$20.28

F&D Costs on Evaluated Properties:
Company	$0.98	25%	Actual finding and development costs per unit produced; calculated on a dollar per unit of production basis; based on evaluated properties
Appalachian Region	$0.64
Illinois Region	$4.47
Rockies Region	$1.9

The measures approved by the Compensation Committee as performance targets for the annual incentive award plan in 2010 changed from those used in 2009. For 2010, the Company determined to adjust the annual performance measures under the annual incentive award plan to capture measures that are important to the Company and that the executives are better able to impact on an annual basis. To determine performance against these financial and operational targets, the Company developed an overall performance rating based on the weighted average, as indicated in the table above, of the actual results (subject to any adjustments the Compensation Committee approved to account for matters such as the sale or purchase of assets, pipeline curtailments and similar matters) of each of these target measures. The Compensation Committee approved three achievement levels to be used as a guideline for the portion of the executive’s award attributable to the achievement of these targets. Straight-line interpolation is used to calculate payout values between any two of the three achievement levels. The following table illustrates the three achievement levels:

Achievement Level	% of Target Awarded	Description
Threshold	37.5% (50% of the 75% financial and operational performance component)	Achieving a 85% weighted average of the Plan objectives

Expected	75% (100% of the 75% financial and operational performance component)	Achieving a 100% weighted average of the Plan objectives

Exceeded	Up to 150% (Up to 200% of the 75% financial and operational performance component)	Achieving over 100% weighted average of Plan objectives

The cash amount that each named executive officer received for annual incentive compensation for 2010 is set forth in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Compensation

The Compensation Committee generally considers grants of long-term equity or incentive awards to our executives under our 2007 Long-Term Incentive Plan early in each year. Under our 2007 Long-Term Incentive Plan, the Compensation Committee may grant stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, dividend equivalent rights and cash awards to our named executive officers. In prior years, we made awards of time-vested stock options and restricted stock to our executives.

In March 2010, the Compensation Committee determined to award three-year performance-based restricted stock to our executive officers under our 2007 Long-Term Incentive Plan. In making the awards the Compensation Committee established long-term incentive target values for each executive officer, determined the number of restricted shares in the award based on the grant date fair value of those shares and multiplied the number of shares so determined by two. This resulted in the total number of performance shares awarded, which for each executive officer is equal to 200% of the shares that would be awarded at target performance levels, and which are subject to forfeiture. Forfeiture of performance shares is based on achievement of three-year performance levels for production and discretionary cash flow per share, each having a 50% weighting. Forfeitures of performance shares are 75% of the total grant if performance is at entry levels, 50% of the total grant if performance is at target levels and 0% of the total grant if performance is at over-achievement levels. Forfeiture of shares at performance levels between entry and target and target and over-achievement is determined based on straight-line interpolation. The performance shares vest and become transferrable on the date the Compensation Committee certifies that the performance levels for the awards have been satisfied, provided that the executive has remained in the continuous employ of the Company for the period beginning on the grant date and ending on the third anniversary of the grant date. In determining to issue performance-based restricted stock, the Compensation Committee sought to provide long-term incentive compensation to our named executive officers and to align the interests of those officers with our stockholders by focusing on important performance measures that drive shareholder value.

There are significant assumptions built into the achievement levels set out above including assumptions regarding oil and gas pricing, capital budgets, lease operating expense, inflation and general and administrative expense growth. The Compensation Committee retains discretion to adjust the achievement levels when market conditions or other events occur during the performance period that were not anticipated in the design of the awards at grant.

In October 2010, the Compensation Committee approved a grant of stock options to acquire 18,526 shares of common stock to Mr. McKinney, and in November 2010, approved a grant of stock options to acquire 19,139 shares of common stock to Mr. Stabley, in each case the exercise price of the options was the fair market value of the Company’s common stock on the grant date. The Compensation Committee determined that these awards were appropriate for reward and retention purposes given Mr. McKinney’s and Mr. Stabley’s importance to the Company during the transition to a new Chief Executive Officer. The options vest in one-third increments on the first, second and third anniversaries of the date of grant.

In November and December 2010, the Compensation Committee granted performance shares to the executive officers under the Company’s long term incentive plan for the 2011- 2013 performance period. These performance shares are subject to the same time and performance based measures used for the 2010 awards with different entry, target and over-achievement levels. The Compensation Committee’s determination to advance these 2011 awards into 2010 was based on its desire to retain and incentivize the Company’s executive officers in light of the significant senior leadership changes that occurred in October 2010. Our named executive officers received the following performance share awards: Mr. Churay – 75,692 shares; Mr. McKinney – 34,615 shares; Mr. Stabley – 31,985 shares; Mr. Beattie – 28,181 shares (forfeited upon termination in January 2011); and Mr. Clayton – 28,181 shares.

Other Benefits and Perquisites

Our named executive officers are eligible to participate in various benefit plans generally available to all of our employees. Under these plans, our named executive officers are entitled to medical, dental and vision care coverage, disability insurance and life insurance. The Compensation Committee believes that our commitment to provide these benefits demonstrates our recognition that the health and well-being of our employees contribute directly to a productive and successful work life that enhances results for the Company and our stockholders. Our named executive officers are also eligible to participate in our 401(k) plan up to applicable Internal Revenue Code limits. For additional information regarding benefits and perquisites, see “Executive Compensation – All Other Compensation” below.

Stock Ownership Guidelines

In February 2011, the Compensation Committee recommended and the Board of Directors approved stock ownership guidelines for our executive officers and directors. Pursuant to these guidelines, each executive officer and director must own, and maintain ownership of, shares of the Company’s common stock equal in value to a multiple of that person’s base salary or annual retainer, as the case may be. The multiples are as follows: Chief Executive Officer – 5 times; Executive Vice Presidents – 4 times; Senior Vice Presidents – 3 times; Vice Presidents – 2 times; and Outside Directors – 2 times. These ownership targets are applicable as of December 31 of the sixth full year in which the officer or director has actively participated in the Company’s long-term incentive award plan, and on an interim basis as of each December 31 in which the officer or director participates in the plan, until December 31 of such sixth full year. Failure to meet the required ownership targets permits the Compensation Committee at its discretion to cause the Company to pay some or all of the cash portion of an annual incentive award or annual retainer in the form of shares of Company common stock in lieu of a cash payment until the applicable target is met.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code, which generally limits the tax deductibility of compensation paid by a public company to its Chief Executive Officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance based compensation that meets certain requirements.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation program. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility and we reserve the right to maintain flexibility in how we compensate our executive officers, which may result in limiting the deductibility of amounts of compensation from time to time.

Conclusion

We believe the compensation provided to our executive officers is reasonable and appropriate to facilitate the achievement of our short-term and long-term objectives. The compensation programs and policies that our Compensation Committee has designed effectively incentivize our executive officers on both a short-term and a long-term basis to perform at a level necessary to achieve these objectives. The various elements of compensation combine to align the best interests of our executive officers with our stockholders and our company in order to maximize stockholder value.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

John W. Higbee (Chair)

John A. Lombardi

John J. Zak

EXECUTIVE COMPENSATION

The following executive compensation tables and related information are intended to be read together with the more detailed disclosure regarding our executive compensation program presented under the caption “Compensation Discussion and Analysis” above. Although Lance T. Shaner served as our interim President and Chief Executive Officer from October 2, 2010 to November 30, 2010, we have not included him in the executive compensation tables appearing below as he served in that capacity without compensation, other than the compensation that he received as a non-employee Director of the Company and disclosed in “The Board, Its Committees and Its Compensation – Director Compensation in 2010” above.

Summary Compensation Table

The following table set forth the total compensation awarded to, earned by, or paid to our named executive officers for all services rendered in all capacities to us in 2010:

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)		Total
Daniel J. Churay, President and Chief Executive Officer	2010	20,500	136,000	2,113,780	282,444	11,162	1,875		2,565,761

Patrick M. McKinney, Executive Vice President and Chief Operating Officer	2010	153,846	—	900,000	150,000	111,375	143,552		1,458,773

Thomas C. Stabley, Executive Vice President and Chief Financial Officer	2008	205,260	—	—	141,552	47,083	18,563		412,458
	2009	210,000	—	86,100	—	95,445	11,350	(7)	402,895
	2010	230,192	—	831,600	150,000	102,911	33,078		1,347,781

Bryan J. Clayton Senior Vice President and Illinois Regional Manager	2008	162,709	—	—	777,962	32,542	7,576		980,789
	2009	169,491	—	19,475	—	74,927	25,785		289,678
	2010	199,500	—	651,512	—	73,017	2,354		926,383

Timothy P. Beattie, Senior Vice President and Appalachian Regional Manager(5)	2008 2009 2010	87,671 190,120 199,135	— — —	— 31,160 651,512	246,090 — —	34,542 56,192 —	— 30,921 11,889	(7)	368,303 308,393 862,536

Benjamin W. Hulburt, Former President and Chief Executive Officer(6)	2008	261,410	—	—	224,412	92,894	19,600		598,316
	2009	270,005	—	168,100	—	190,894	12,669	(7)	641,668
	2010	241,154	—	720,000	—	—	36,497		997,651

(1)	Represents the cash bonus amount determined by our Compensation Committee with respect to services for the year indicated.

(2)

Represents the grant date fair value of awards granted during the indicated year, as determined in accordance with ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please see the discussion of the assumptions made in the valuation of these awards in Note 16, Employee Benefit and Equity Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the named executive officer.

(3)

Represents the cash incentive awards granted by the Compensation Committee for each of our named executive officer’s performance for the applicable calendar year. While these awards are based on performance criteria established by the Compensation Committee, the actual amounts awarded are not determined until

February of the year following the calendar year being evaluated. These amounts were accrued for during the calendar year being evaluated on an estimated basis and then adjusted to reflect the actual amounts awarded. For further discussion about such amounts for the current fiscal year, see “Compensation Discussion and Analysis – 2010 Compensation Program – Annual Incentive Compensation.”

(4)	For 2010, represents the compensation as described under the caption “All Other Compensation” below.

(5)	On January 28, 2011, the Company and its wholly owned subsidiary, Rex Energy Operating Corp. terminated the employment of Timothy P. Beattie.

(6)	Mr. Hulburt resigned as President and Chief Executive Officer of the Company on October 2, 2010 and as a director as of October 18, 2010.

(7)	Adjusted to reflect amount of Company 401(k) contribution under-reported in fiscal year 2009.

All Other Compensation

The following table provides information regarding each component of compensation for 2010 included in the All Other Compensation column in the Summary Compensation Table above.

Name	Company 401(k) Contributions(1)	Automobile- Related Expenses		Moving Expenses	Other		Total
Daniel J. Churay	$—	$—		$—	$1,875	(2)	$1,875

Patrick M. McKinney	$6,731	$2,740	(3)	$130,467	$3,615	(4)	$143,552

Thomas C. Stabley	$12,176	$6,000	(3)	$—	$14,902	(5)	$33,078

Bryan J. Clayton	$—	$1,629	(6)	$—	$725	(7)	$2,354

Timothy P. Beattie	$9,957	$483	(6)	$—	$1,450	(7)	$11,889

Benjamin W. Hulburt	$12,075	$5,000	(3)	$—	$19,422	(8)	$36,497

(1)	Represents company contributions to our 401(k) plan.

(2)	Represents monthly perquisites allowance.

(3)	Represents automobile allowance paid monthly.

(4)	Represents monthly mobile phone allowance and two months of COBRA payments.

(5)	Represents monthly mobile phone allowance, wellness incentives earned and payout of 120 hours of accrued paid time off pursuant to employment agreement.

(6)	Represents personal use of Company vehicle.

(7)	Represents monthly mobile phone allowance and wellness incentives earned.

(8)	Represents monthly mobile phone allowance and payout of accrued but unused paid time off at time of termination of employment.

Grant of Plan-Based Awards

The following table provides information about plan-based awards granted to the named executive officers during 2010 under our non-equity incentive plans and equity incentive plans. In this table, the annual incentive compensation program is abbreviated “AIC” and the long-term incentive program is abbreviated “LTI”.

Name	Type	Date of Grant	Estimated Payout Under Non-Equity Incentive Plan Awards(1)						All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
			Threshold		Expected		Exceeded
Daniel J. Churay	AIC		$ $	4,228 – 7,752	$ $	6,342 – 13,389	$ $	8,456 – 14,094
	LTI	12/1/2010							—	36,574	12.30	$282,444
	LTI	12/1/2010							91,852	—	12.30	$1,129,880
	LTI	12/16/2010							75,692	—	13.00	$983,996

Patrick M. McKinney	AIC		$ $	25,962 – 47,596	$ $	38,942 – 60,577	$ $	51,923 – 86,538
	LTI	5/10/2010							36,916	—	12.19	$450,006
	LTI	10/11/2010							—	18,526	13.01	$150,000
	LTI	12/16/2010							34,615	—	13.00	$449,995

Thomas C. Stabley	AIC		$ $	38,845 – 71,216	$ $	58,267 – 90,638	$ $	77,690 – 129,483
	LTI	3/25/2010							36,378	—	11.43	$415,801
	LTI	11/22/2010							—	19,139	12.50	$150,000
	LTI	12/16/2010							31,985	—	13.00	$415,805

Bryan J. Clayton	AIC		$ $	29,925 – 54,863	$ $	44,888 – 69,825	$ $	59,850 – 99,750
	LTI	3/25/2010							26,181	—	11.43	$299,249
	LTI	11/22/2010							28,181	—	12.50	$352,263

Timothy P. Beattie	AIC		$ $	29,870 – 54,762	$ $	44,805 – 69,697	$ $	59,741 – 99,568
	LTI	3/25/2010							26,181	—	11.43	$299,249
	LTI	11/22/2010							28,181	—	12.50	$352,263

Benjamin W. Hulburt	AIC		$ $	63,303 – 116,055	$ $	94,954 – 147,707	$ $	126,606 – 211,010
	LTI	3/25/2010							62,992	—	11.43	$719,999

(1)

The estimated payout amounts are subject to an initial threshold requirement that the Company attain discretionary cash flow of $15 million and represent (i) 25% of the payout amount determined based on the individual performance component of our annual incentive compensation plan, and (ii) a range of 0% to 200% of the 75% of the payout amount determined based on a company-wide and regional financial and operational performance component of our annual incentive compensation plan, (a) at the threshold level, which represents achieving a 85% weighted average of our Plan objectives, 50% of the 75% financial and operational performance component; (b) at the expected level, which represents achieving a 100% weighted average of our Plan objectives, 100% of the 75% financial and operational performance component, and (c) at the exceeded level, which represents achieving over a 100% weighted average of our Plan objectives, up to 200% of the 75% financial and operational performance component.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding stock options, stock appreciation rights and restricted stock awards held by our named executive officers that were outstanding as of December 31, 2010.

Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options— Exercisable	Number of Securities Underlying Unexercised Options— Unexerci- sable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Vested
Daniel J. Churay	—	—	36,574	(4)	$12.30	11/30/15	—	—	167,544	(3)	$2,113,776
Patrick M. McKinney	—	—	18,526	(4)	$13.01	10/10/15	—	—	71,531	(3)	$900,000
Thomas C. Stabley	—	—	20,500	(2)	$13.56	2/18/18	—	—	110,363		$917,706
	—	—	19,139	(4)	$12.50	11/21/15	—	—	—		—
Bryan J. Clayton	—	—	12,500	(4)	$13.56	2/18/18	—	—	63,862		$670,986
	—	—	75,000	(4)	$23.88	5/19/13	—	—	—		—
Timothy P. Beattie	—	—	30,000	(4)	$21.10	8/25/12	—	—	69,562		$682,671
Benjamin W. Hulburt	—	—	—		—	—	—	—	—		—

(1)	The vesting dates for the above options to acquire our common stock, stock appreciation rights (“SAR”), and restricted stock are as follows:

Name	Number	Type of Award	Vesting Date
Daniel J. Churay	18,287	Stock Option	December 1, 2011
	18,287	Stock Option	December 1, 2012
	91,852	Restricted Stock	December 1, 2012
	75,692	Restricted Stock	December 16, 2013
Patrick M. McKinney	6,175	Stock Option	October 11, 2011
	6,175	Stock Option	October 11, 2012
	6,176	Stock Option	October 11, 2013
	36,916	Restricted Stock	May 10, 2013
	34,615	Restricted Stock	December 16, 2013
Thomas C. Stabley	20,500	SAR	February 19, 2011
	6,380	Stock Option	November 22, 2011
	6,380	Stock Option	November 22, 2012
	6,379	Stock Option	November 22, 2013
	42,000	Restricted Stock	February 12, 2012
	36,378	Restricted Stock	March 25, 2013
	31,985	Restricted Stock	December 16, 2013
Bryan J. Clayton	12,500	Stock Option	February 19, 2011
	75,000	Stock Option	May 20, 2011
	9,500	Restricted Stock	February 12, 2012
	26,181	Restricted Stock	March 25, 2013
	28,181	Restricted Stock	November 22, 2013
Timothy P. Beattie	30,000	Stock Option	August 25, 2011
	15,200	Restricted Stock	February 12, 2012
	26,181	Restricted Stock	March 25, 2013
	28,181	Restricted Stock	November 22, 2013

(2)	Represents stock appreciation rights granted pursuant to our 2007 Long-Term Incentive Plan.

(3)	Represents restricted common stock granted pursuant to our 2007 Long-Term Incentive Plan.

(4)	Represents options to acquire common stock granted pursuant to our 2007 Long-Term Incentive Plan.

Employment Agreement with Daniel J. Churay

On November 1, 2010, the Company, Rex Energy Operating Corp., its wholly owned subsidiary, and Mr. Churay entered into an employment agreement, effective as of December 1, 2010. The employment agreement terminates on November 30, 2013, subject to automatic annual renewal thereafter unless either the Company or Mr. Churay provides written notice of non-renewal at least 90 days prior to the then-applicable termination date. If a change in control (as defined in the employment agreement) of the Company occurs, the employment agreement will be extended automatically for an additional two years.

The employment agreement provides for Mr. Churay to serve as President and Chief Executive Officer of the Company. Mr. Churay will receive an annual base salary of $410,000, which may be increased by the Company, but which may not be materially decreased before a change in control and may not be decreased after a change in control. The employment agreement also provides that Mr. Churay receive a $136,000 sign-on bonus on the first day of his employment with the Company.

The employment agreement provides that during his employment with the Company, Mr. Churay is entitled to participate in the Company’s annual incentive plan, with a target annual bonus initially set at 55% of his base salary. For fiscal year 2010, his target bonus will be prorated to reflect the portion of the year in which he is employed by the Company. For fiscal year 2011, Mr. Churay is entitled to a guaranteed annual bonus of $72,000, which will be credited against any annual bonus earned for 2011.

The employment agreement further provides that during his employment with the Company, Mr. Churay is eligible to participate in the Company’s equity compensation plan.

Under the employment agreement, Mr. Churay has agreed to confidentiality, non-solicitation, non-competition and non-disparagement covenants with respect to the Company.

Employment Agreements with Patrick M. McKinney and Thomas C. Stabley

On October 1, 2010, the Company and Rex Energy Operating Corp., its wholly owned subsidiary, entered into employment agreements with Patrick M. McKinney, the Company’s Executive Vice President and Chief Operating Officer, and Thomas C. Stabley, the Company’s Executive Vice President and Chief Financial Officer.

Mr. McKinney’s employment agreement will continue in effect until the earlier of May 1, 2013 or his termination of employment. Mr. Stabley’s employment agreement will continue in effect until the earlier of December 31, 2013 or his termination of employment. The term of each employment agreement will be automatically extended for an additional one-year period, and for successive one-year periods thereafter, unless either party provides 90 days’ advance written notice of non-renewal. If a change in control (as defined in the respective employment agreement) of the Company occurs, the employment agreement will be extended automatically for an additional two years.

Each employment agreement provides for payment of a current base salary, being $250,000 for Mr. McKinney and $231,000 for Mr. Stabley, which may be increased by the Company, but which may not be material decreased before a change in control and may not be decreased after a change in control. Both Messrs. McKinney and Stabley are eligible to participate in the Company’s annual incentive plan and equity compensation plan and will be entitled to other applicable benefits.

Under the employment agreement, Messrs. McKinney and Stabley have agreed to confidentiality, non-solicitation, non-competition and non-disparagement covenants with respect to the Company.

Potential Payments Upon Termination or Change-In-Control

Employment Agreement with Daniel J. Churay

Mr. Churay will receive severance benefits if his employment is involuntarily terminated by the Company without “cause” (as defined in the employment agreement) or if he terminates employment for “good reason” (as defined in the employment agreement), subject to Mr. Churay executing a release of claims. If such a termination occurs prior to a change in control or after the 24 month period following a change in control, the Company will provide the following severance benefits:

•

An amount equal to Mr. Churay’s annual base salary, payable in payroll installments for 18 months, provided that if Mr. Churay is an employee or independent contractor of a subsequent employer after the end of the 12 month period following the date of termination, then severance payments will cease as of the later of the end of the 12 month period or the date of Mr. Churay’s subsequent employment;

•	A pro rated annual bonus for the year of termination based on the Company’s achievement of performance goals;

•	A lump sum equal to the premium cost of his basic life insurance for 18 months;

•	Reimbursement of COBRA premiums for 18 months after the date of termination, but reduced to the extent that similar coverage is available to Mr. Churay through a subsequent employer; and

•

In addition, the option and restricted shares awarded to Mr. Churay on December 1, 2010, and the first equity-based grant awarded to Mr. Churay in fiscal year 2011, will continue to vest during the period in which Mr. Churay receives severance payments.

If Mr. Churay’s employment is terminated as described above upon, or within 24 months following, a change in control, the Company will provide the following severance benefits:

•	A lump sum equal to 24 months of Mr. Churay’s annual base salary;

•	A pro rated annual bonus equal to Mr. Churay’s target annual bonus for the year of termination;

•	A lump sum equal to the premium cost of his basic life insurance for 24 months; and

•	Reimbursement of COBRA premiums for 24 months after the date of termination, but reduced to the extent that similar coverage is available to Mr. Churay through a subsequent employer.

If Mr. Churay’s employment is terminated upon his death or disability, the Company will pay a pro rated target annual bonus for the year of termination. In addition, if Mr. Churay’s employment is terminated upon death, the Company will pay a lump sum equal to 90 days of his base salary.

Employment Agreements with Patrick M. McKinney and Thomas C. Stabley

Patrick M. McKinney and Thomas C. Stabley will receive severance benefits if his employment is involuntarily terminated by the Company without cause (as defined in the respective employment agreement) or if he terminates employment for good reason (as defined in the respective employment agreement), subject to him executing a release of claims. If such a termination occurs prior to a change in control or after 24 months following a change in control, the Company will pay the following severance benefits:

•	An amount equal to his annual base salary, payable in payroll installments for 12 months;

•	A pro rated annual bonus for the year of termination based on the Company’s achievement of performance goals;

•	A lump sum equal to the annual cost of his basic life insurance; and

•	Reimbursement of COBRA premiums for 12 months after the date of termination, but reduced to the extent that similar coverage is available to him through a subsequent employer.

If his employment is terminated as described above upon, or within 24 months following, a change in control, the Company will provide the following severance benefits:

•	A lump sum equal to 24 months of his annual base salary;

•	A pro rated annual bonus equal to his target annual bonus for the year of termination;

•	A lump sum equal to the cost of his basic life insurance for 24 months; and

•	Reimbursement of COBRA premiums for 24 months after the date of termination, but reduced to the extent that similar coverage is available to him through a subsequent employer.

If his employment is terminated upon his death or disability, the Company will pay a pro rated target annual bonus for the year of termination. If his employment is terminated upon death, the Company will pay a lump sum equal to 90 days of his base salary.

Change in Control under 2007 Long-Term Incentive Plan

Our Compensation Committee may grant awards to our executives under our Long-Term Incentive Plan. Upon a change in control (as defined below):

•

All option and stock appreciation right awards will vest immediately and will be exercisable to the extent that their exercise or grant price, as adjusted under the terms of the 2007 Long-Term Incentive Plan, is less than the fair market value of a share of our common stock on the date of the change in control;

•

All awards denominated in shares of stock will be accelerated as of the date of the change in control and will be paid out within 30 days following the change in control (we are authorized to settle all or any portion of the value of the shares of stock in cash);

•	Awards denominated in cash will be paid to participants in cash within 30 days following the change in control;

•

Plan participants will have the earlier of (i) twelve months following such date or (ii) the expiration of the option or stock appreciation right term, to exercise any such option or stock appreciation right (except that the Compensation Committee may, in its discretion, limit the period during which vested options may be exercised to a period on or before a specified date or may require mandatory surrender of some or all outstanding options in exchange for a cash payment of specified value);

•	Restriction periods and other restriction on restricted stock or restricted stock units will lapse; and

•

Target payout opportunities attainable under all outstanding performance-based awards will be deemed to have been fully earned based on targeted performance being attained as of the effective date of the change in control.

The award agreements further provide that all restrictions on performance stock awards (including the vesting schedule in that award) immediately lapse upon a change in control with respect to the greater of: (i) 50% of the maximum number of shares granted in the award agreement or (ii) the number of shares that would be awarded if the applicable performance goals and to the extent such performance goals were attained as of the effective date of the change in control.

Definition of “Change in Control”

Under both the 2007 Long-Term Incentive Plan and the employment agreements with each of Daniel J. Churay, Patrick M. McKinney and Thomas C. Stabley, a “change in control” means:

•

The Board is no longer comprised of a majority of incumbent directors, who are defined as directors who were directors on the effective date of the agreements and any successor to an incumbent director whose election, or nomination for election by our stockholders, was approved by the affirmative vote of at least two-thirds of the incumbent directors then on the Board; or

•	The Company is reorganized, merged or consolidated or the Company or any of our subsidiaries is sold, or all or substantially all of our assets are disposed of, unless:

(1)	all or substantially all of the individuals and entities who were the beneficial owners of our outstanding common stock immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the then outstanding shares of our common stock of the corporation resulting from such transaction in substantially the same proportions as their ownership immediately prior to such transaction of our outstanding common stock;

(2)	an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the corporation resulting from such transaction, except to the extent that such ownership existed prior to such transaction; and

(3)	at least a majority of the members of the board of directors of the corporation resulting from such transaction were incumbent directors of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction; or

•

Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) acquires beneficial ownership of 30% or more of the then outstanding shares of our common stock, except for:

(1)	any acquisition directly from us;

(2)	any acquisition by us;

(3)	any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any entity controlled by us; or

(4)	any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of the immediately preceding paragraph.

Termination and Change in Control Table for 2010

The following table summarizes the compensation and other benefits that would have become payable to each named executive officer assuming his employment had terminated on December 31, 2010, given the named executive officer’s base salary as of that date, and giving effect to the closing price of the Company’s common stock on December 31, 2010, which was $13.65. In addition, the following table summarizes the compensation that would become payable to each named executive officer assuming that a change in control of the Company had occurred on December 31, 2010.

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our common stock when the termination event occurs.

In the event of involuntary termination without cause, voluntary termination for good reason or voluntary termination for good reason following a change in control, we would owe the following amounts:

Name	Severance Amount Pursuant to Employment Agreement(1)	Bonus Amount Pursuant to Employment Agreement(2)	Benefit Payments Pursuant to Employment Agreement(3)	Value of Accelerated Equity Awards	Total

Daniel J. Churay	$820,000	$281,875	$33,930	$2,336,351	$3,472,156

Patrick M. McKinney	$500,000	$140,625	$16,965	$988,255	$1,645,845

Thomas C. Stabley	$462,000	$129,938	$16,779	$1,530,310	$2,139,027

Bryan J. Clayton	$—	$—	$—	$872,841	$872,841

Timothy P. Beattie	$—	$—	$—	$949,521	$949,521

(1)

Represents cash payments equal to the named executive officer’s annual base salary as of December 31, 2010 multiplied by the applicable multiple provided for in the named executive officer’s employment agreement.

(2)	Represents maximum cash bonus potential for one fiscal year determined as of December 31, 2010.

(3)

Represents the value of continuation of medical insurance, life insurance and other perquisites for a period of one year multiplied by the applicable multiple provided for in the named executed officer’s employment agreement, assuming a five percent (5%) increase per year.

Executive Change of Control Policy

On February 10, 2011, the Compensation Committee approved the designation of all vice presidents as participants under the Company Executive Change of Control Policy (the “Policy”), which was recently adopted by the Board of Directors. The stated purpose of the Policy is to provide for the payment of salary continuation and certain other benefits to certain executives of the Company whose employment is terminated following a change in control of the Company. The Policy is triggered by termination of a participant’s employment without “cause” or by the participant for “good reason”, in either case as a “direct result” of a “change of control” of the Company (each term as defined in the Policy).

The Policy provides that each participant will be eligible to receive 18 months’ salary continuation and reduced COBRA premiums during the salary continuation period (if elected by the participant). If the participant’ employment is terminated after the end of a calendar year, but before payment of the annual bonus or pay-for-performance payments attributable to the immediately preceding year, the participant will remain eligible to receive such payment. A participant’s rights with respect to any equity incentive awards will continue to be governed by the applicable Company plan and the participant’s individual agreement governing the award.

As a condition to receiving the benefits described in the preceding paragraph, the participant is required to execute a separation agreement and full release, in such form as the Company in its sole discretion may request, which includes confidentiality, non-solicitation and non-disparagement provisions in favor of the Company. In addition, the participant is required to continue service with the Company pending the change of control. No participant will be eligible to receive any benefits under the Policy if such participant (i) is terminated for “cause”, (ii) dies, retires prior to termination, resigns without “good reason” or suffers a permanent disability prior to termination, (iii) is not properly performing his or her duties as determined by the Company, or (iv) is party to an agreement with the Company providing severance benefits on a “change of control” or similar transaction.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of the Company’s common stock for each of our current directors (including all nominees for director), for each of our named executive officers, all of our directors and executive officers as a group, and each of our known 5% stockholders. Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated and subject to community property laws where applicable, we believe that each of the stockholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, all stockholders set forth below have the same principal business address as the Company. Information in the table is as of February 1, 2011, unless otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership**		Percent(1)
Lance T. Shaner	8,295,433	(2)	18.7%

Frontier Capital Management Co., LLC	3,735,964		8.4%
99 Summer Street Boston, Massachusetts 02110

Goldman Sachs Asset Management, L.P. GS Investment Strategies, LLC	2,884,866		6.5%
200 West Street New York, New York 10282

Manulife Asset Management (US) LLC	2,609,497		5.9%
101 Huntington Avenue Boston, Massachusetts 02199

Ranier Investment Management, Inc.	2,547,720		5.7%
601 Union Street, Suite 2801 Seattle, Washington 98101

Thomas C. Stabley	575,401	(3)	1.3%

Daniel J. Churay	197,660	(4)	*

John A. Lombardi	91,986	(5)	*

Bryan J. Clayton	76,362	(6)	*

Patrick M. McKinney	71,531	(7)	*

Timothy P. Beattie	69,562	(8)	*
108 Banner Way Boalsburg, Pennsylvania 16827

John W. Higbee	54,986	(9)	*

Eric L. Mattson	14,870	(10)	*

John J. Zak	5,870	(11)	*

All executive officers and directors as a group (10 persons)	9,453,661		21.3%

*	Less than one percent (1%).

**	Pursuant to SEC rules, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days.

(1)

Based on 44,312,714 shares of our common stock issued and outstanding as of February 1, 2011, which includes shares of our common stock beneficially owned by our executive officers and directors attributable to vested and exercisable stock options and stock options vesting and becoming exercisable within 60 days of February 1, 2011.

(2)

Represents (a) 7,224,738 shares held directly, (b) 5,116 shares issuable upon the exercise of stock options which will be vested and exercisable within 60 days of February 1, 2011, (c) 656,903 shares owned by Shaner Family Partner Limited Partnership for which Mr. Shaner disclaims beneficial ownership, (d) 45,940 shares owned by the Lance T. Shaner 2008 Charitable Lead Annuity Trust, (e) 59,454 shares owned by the Lance T. Shaner Irrevocable Grandchildren’s Trust II for which Mr. Shaner disclaims beneficial ownership, (f) 162,060 shares owned by the Shaner Family Foundation for which Mr. Shaner disclaims beneficial ownership, (g) 136,352 shares owned by The Lance T. Shaner 2009 Spousal Remainder Trust for which Mr. Shaner disclaims beneficial ownership, and (h) 4,870 shares of restricted common stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be transferred or sold until the vesting requirements have been satisfied. Mr. Shaner has pledged 1,730,000 shares of our common stock as security.

(3)

Represents (a) 460,172 shares held directly, (b) 4,866 shares held in a personal individual retirement account and (c) 110,363 shares of restricted common stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied. Mr. Stabley has pledged 225,000 shares of our common stock as security.

(4)

Represents (a) 167,544 shares of restricted common stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied and (b) 30,116 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of February 1, 2011.

(5)

Represents (a) 7,000 shares held directly, (b) 4,870 shares of restricted common stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied and (c) 80,116 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of February 1, 2011.

(6)

Represents (a) 63,862 shares of restricted common stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied and (b) 12,500 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of February 1, 2011.

(7)	Represents shares of restricted common stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied.

(8)	Represents shares of restricted common stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied.

(9)

Represents (a) 20,000 shares held jointly by John W. and Linda S. Higbee, (b) 4,870 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied and (c) 30,116 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of February 1, 2011.

(10)

Represents (a) 10,000 shares held jointly by Eric L. and Wendy B. Mattson and (b) 4,870 shares of restricted common stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until vesting requirements have been satisfied.

(11)

Represents (a) 1,000 shares held jointly by John J. Zak and his spouse and (b) 4,870 shares of restricted common stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until vesting requirements have been satisfied.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Company Policies Regarding Related Party Transactions

We do not have a written approval policy for transactions between the Company and our executive officers and directors, but these transactions are subject to the limitations on conflicts of interest and related-party transactions found in our Code of Business Conduct and Ethics (the “Code”). Under the Code, executive officers and directors endeavor to avoid any actual, potential or apparent conflict of interest between their personal and professional relationships. Any proposed related transactions, however, may be approved in accordance with both applicable law and applicable NASDAQ rules. For approval, a committee of independent directors of the Board must approve any transaction that exceeds $5,000 or otherwise requires disclosure in the Company’s proxy statement pursuant to Item 404 of Regulation S-K.

Certain Relationships with Our Chairman

We currently have an oral month-to-month agreement with Charlie Brown Air Corp., a New York corporation owned by Mr. Shaner (“Charlie Brown”), regarding the use of one airplane owned by Charlie Brown. Under our agreement with Charlie Brown, we pay a variable per hour flight rate that ranges from $400 to $1,850 per hour. For the years ended December 31, 2010, 2009 and 2008, we paid Charlie Brown $0.4 million, $0.1 million and $0.1 million, respectively, in relation to these services.

We own a 25% membership interest in Charlie Brown Air II, LLC (“Charlie Brown II”). Shaner Hotel and an unrelated third party each own 25% and 50%, respectively, in Charlie Brown II, which owns and operates an Eclipse 500 aircraft, which was purchased for approximately $1.7 million.

Charlie Brown II has a loan from Graystone Bank to purchase the aircraft that was originally $1.5 million at its inception in June 2007. The loan matures on June 21, 2017 and bears interest at a rate of LIBOR plus 2.5%. The loan required payments of interest only for the first three months of the loan. Thereafter, Charlie Brown II has been required to make monthly payments of principal and interest utilizing an amortization period of 180 months. The Company and Shaner Hotel each guarantee up to twenty five percent, or $0.4 million, of the principal balance of the loan. The balance of this loan as of December 31, 2010, was approximately $1.4 million. For the years ended December 31, 2010, 2009 and 2008, we paid Charlie Brown II $0.2 million, $0.2 million and $0.1 million, respectively, for loan interest, services rendered and retainer fees.

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act, we are seeking advisory stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement. Stockholders are being asked to vote on the following advisory resolution:

Resolved, that the stockholders approve the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, the executive compensation tables, and accompanying narrative disclosures contained in the Company’s proxy statement for its 2011 annual meeting of stockholders.

The compensation of our executive officers is based on a design that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that, the Board believes, promote the creation of long-term stockholder value and positions the Company for long-term success. As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance based compensation, the terms of the annual incentive award program and the terms of long-term incentive awards, as well as the terms of executives’ employment agreements, are all designed to enable the Company to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The Compensation Committee and the Board of Directors believe that the design of the program, and hence the compensation awarded to named executive officers under the current program, fulfills this objective.

Shareholders are urged to read the “COMPENSATION DISCUSSION AND ANALYSIS” section of this proxy statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

The Board unanimously recommends a vote” FOR” approval of the resolution set forth above.

PROPOSAL FOUR: ADVISORY VOTE ON FREQUENCY OF VOTES ON

EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act requires us to submit a non-binding, advisory resolution to stockholders at least once every six years to determine whether advisory votes on executive compensation should be held every one, two or three years. In satisfaction of this requirement, stockholders are being asked to vote on the following advisory resolution:

Resolved, that the stockholders of the Company advise that an advisory resolution with respect to executive compensation should be presented every one, two or three years as reflected by their votes for each of these alternatives in connection with this resolution.

In voting on this resolution, you should mark your proxy for “1 YEAR”, “2 YEARS” or “3 YEARS” based on your preference as to the frequency with which an advisory vote on executive compensation should be held. If you have no preference you should abstain.

The optimal frequency of vote necessarily turns on a judgment about the relative benefits and burdens of each of the options. There have been diverging views expressed on this question. However, the Board believes that an annual vote is appropriate to give stockholders the opportunity to react promptly to emerging trends in compensation, provide feedback before those trends become pronounced over time, and give the Board and the Compensation Committee the opportunity to evaluate individual compensation decisions each year in light of the ongoing feedback from stockholders.

The Board unanimously recommends a vote for “1 YEAR” for an annual advisory vote regarding the Company’s executive compensation.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

SEC rules provide that we must receive stockholders’ proposals intended to be presented at the 2012 Annual Meeting of Stockholders by April 18, 2012 to be eligible for inclusion in the proxy materials relating to that meeting. Stockholder proposals must be submitted in writing to the Secretary at Rex Energy Corporation, 476 Rolling Ridge Drive, Suite 300, State College, Pennsylvania 16801. The proposal must otherwise comply with all requirements of the SEC for stockholder proposals.

Under our Bylaws, a stockholder may nominate one or more persons for election as directors at any annual meeting of stockholders or propose business to be brought before the annual meeting of stockholders, or both, only if:

•	such business is a proper matter for stockholder action;

•	the stockholder has given timely notice in proper written form of such director nomination(s) or such proposed business; and

•	the stockholder is a stockholder of record of the Company at the time of giving such notice and is entitled to vote at the annual meeting.

To be timely, a stockholder’s notice must be delivered to and received by the Secretary of the Company at the principal executive offices of the Company not less than 120 days in advance of the first anniversary of the date of the Company’s proxy statement released to stockholders for the preceding year’s annual meeting. In the event the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, delivery of such proposal by the stockholder, to be timely, must be so delivered not later than the close of business on the later of (a) the 120th day prior to such meeting, or (b) the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of an adjournment of an annual meeting does not commence a new time period for the giving of a stockholder’s notice as described above. Under our Bylaws, the term “public announcement” means disclosure in a press release reported by Dow Jones News Service, Associated Press or a comparable national news service, in a document publicly filed by the Company with the SEC, or in a notice pursuant to the applicable rules of an exchange on which the Company’s securities are then listed.

Our Bylaws provide that a stockholder’s notice must be in writing and must set forth:

•

the name and address of the stockholder, as set forth in the Company’s books and records, who intends to make the nomination(s) or propose the business and the beneficial owner, if any, on whose behalf the proposal is made;

•

in the case of a nomination of director(s), (a) a description of all agreements, arrangements or understandings between the stockholder and each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination(s) are to be made, (b) any other information relating to such nominee(s) that would be required to be included in a proxy statement filed under the current rules of the SEC, and (c) the nominee(s)’ written consent to serve as director if elected; and

•

in the case of other business proposed to be brought before the annual meeting, (a) a brief description of such business, (b) the reasons for conducting such business at the annual meeting, (c) any material interest the stockholder has in such business, and (d) any other information that is required to be provided by the stockholder under the current rules of the SEC with respect to stockholder proposals.

A stockholder shall also comply with all applicable requirements of the Exchange Act, the rules and regulations thereunder, and all other policies and procedures of the Company with respect to the above described matters. The Board, a committee thereof, the Chief Executive Officer or the President may refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the foregoing procedures.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires each director, officer and any individual beneficially owning more than 10% of the Company’s common stock to file with the SEC reports of security ownership and reports on subsequent changes in ownership. These reports are generally due within two (2) business days of the transaction giving rise to the reporting obligation.

Based solely on our review of copies of reports that persons required to file reports under Section 16(a) of the Exchange Act furnished to us, we believe that, for the year ended December 31, 2010, all filings required to be made by reporting persons with respect to the Company were timely made in accordance with the requirements of the Exchange Act.

OTHER MATTERS

The Board does not intend to bring any other business before the Annual Meeting and it is not aware that anyone else intends to do so. If any other business comes before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote as proxies in accordance with their best judgment.

By Order of the Board of Directors,

Susan E. Melbourne

Assistant Secretary

State College, Pennsylvania

April 8, 2011

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 11, 2011.

Vote by Internet
		•	Log on to the Internet and go to www.envisionreports.com/REXX2011
		•	Follow the steps outlined on the secured website.
Vote by telephone
		•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
		•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in	☒
this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 3, and ONE YEAR on Proposal 4.

1.	Election of Directors:	For	Withhold					For	Withhold		For	Withhold		+
	01 - Lance T. Shaner	☐	☐		02 - Daniel J. Churay			☐	☐	03 - John A. Lombardi	☐	☐

	04 -John W. Higbee	☐	☐		05 - Eric L. Mattson			☐	☐	06 - John J. Zak	☐	☐

					For	Against	Abstain					For	Against	Abstain

2.	Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting firm for 2011.				☐	☐	☐	3.	To vote on a non-binding proposal and resolution regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in our Proxy Statement.			☐	☐	☐
				1 Year	2 Years	3 Years	Abstain
4.	To vote on a non-binding proposal and resolution regarding the frequency of the vote on our executive compensation.			☐	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign exactly as your name appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢		+

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — REX ENERGY CORPORATION

Annual Meeting of Stockholders – May 12, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Daniel J. Churay and Susan E. Melbourne as Proxy to represent and to vote, as designated on the reverse, and in the discretion on any other business which may properly come before the Annual Meeting of the Stockholders (the “Annual Meeting”), all the shares of stock of Rex Energy Corporation (the “Company”), held of record by the undersigned on March 23, 2011, at the Annual Meeting to be held on May 12, 2011, or adjournments thereof. If this proxy card is executed and no direction is given, such shares will be voted “FOR” all of the nominees listed in Proposal 1, “FOR” Proposals 2 and 3, and “1 Year” on Proposal 4 and in the discretion of Daniel J. Churay and Susan E. Melbourne on such other business as may properly come before the meeting.

YOU MAY RECEIVE MORE THAN ONE PROXY CARD FOR SHARES OF COMMON STOCK THAT YOU OWN DEPENDING ON HOW YOU OWN YOUR SHARES. PLEASE COMPLETE, SIGN AND RETURN EACH PROXY CARD THAT YOU RECEIVE AS EACH CARD REPRESENTS SEPARATE SHARES OF COMMON STOCK HELD BY YOU.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND “1 YEAR” ON PROPOSAL 4.

(Continued and to be signed on the reverse side)